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                           OPINION OF MCBREEN & KOPKO

                                  EXHIBIT 5.1



May 2, 2003

Mercury Air Group, Inc.
5456 McConnell Avenue
Los Angeles, CA 90066


                       Registration Statement on Form S-3


Ladies and Gentlemen:


     We have examined the Registration Statement on Form S-3 which you intend to file with the Securities and Exchange Commission on or about April 30, 2003 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 503,126 shares of your Common Stock issued (the "Shares") to be sold by a certain stockholder described in the Registration Statement (the "Selling Stockholder"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale of the Shares by the Selling Stockholder in the manner set forth in the Registration Statement in the section entitled "Plan of Distribution."

     It is our opinion that the Shares, when sold by the Selling Stockholder in the manner referred to in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.



                                   Sincerely,



                                   /s/ MCBREEN & KOPKO